Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


Stock Exchange Announcement
5 March 2003


Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 4 March 2003 the following directors were granted options over ordinary shares of (pound)0.05p each in the Company pursuant to the rules of the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme (the "Scheme") at a price of (pound)3.38p per share, as follows:

Director                        Shares
A C Russell                     284,024
Dr J W Totten                   301,775

These options are exercisable at any time between 3 and 10 years from the date of grant.

As a result of this grant Mr Russell and Dr Totten have respectively 526,015 and 755,248 shares under option. The previous grant of options made to both directors under the Scheme occurred on 4 March 2002.


T May
Company Secretary

FOR FURTHER INFORMATION PLEASE CONTACT:

Investor Relations
Gordon Ngan: +44 1256 894 160

NOTES TO EDITORS

SHIRE PHARMACEUTICALS GROUP PLC
Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastro intestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com